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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WACHOVIA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                              SUNTRUST BANKS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


   1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


   2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


   4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________


   5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

________________________________________________________________________________

   2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

   3) Filing Party:

________________________________________________________________________________

   4) Date Filed:

________________________________________________________________________________


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This filing contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, (i) statements about the benefits of a merger between SunTrust Banks, Inc. and Wachovia Corporation, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to SunTrust's plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and similar expressions. These statements are based upon the current beliefs and expectations of SunTrust's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of SunTrust and Wachovia may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms or on the anticipated schedule; (6) the failure of SunTrust's and Wachovia's stockholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the local economies in which the combined company will conduct operations may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company's loan portfolio and allowance for loan losses; (9) changes in the U.S. and foreign legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company's capital markets and asset management activities. Additional factors that could cause SunTrust's results to differ materially from those described in the forward-looking statements can be found in SunTrust's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available at the SEC's Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to SunTrust or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SunTrust does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

THE FOLLOWING LETTER WILL BE SENT TO SHAREHOLDERS OF WACHOVIA CORPORATION.









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                      [Letterhead of SunTrust Banks, Inc.]

                                  July 30, 2001

Dear Wachovia Shareholder:

     With the August 3 Wachovia shareholders' meeting now just a few days away, we are writing one last time to summarize what we believe are the most compelling reasons to vote "AGAINST" the First Union merger:

     o SunTrust's offer is at a substantial premium to First Union's proposed merger. Based on closing stock prices on July 26, 2001, SunTrust's offer was about $4.50 per share better - or about $915 million in the aggregate.

     o A SunTrust-Wachovia merger is expected to involve fewer job cuts and branch closings than the First Union merger proposal, and therefore poses less integration risk and will be less disruptive to Wachovia's customers and employees.

     o If the First Union merger is approved on August 3, the price for your Wachovia shares will not be the best price that could have been obtained. One way or another, we believe Wachovia will be sold - and if the First Union merger is voted down, the price you could receive for your shares will go up.

     o In what we've been calling the "win-win-win" scenario, we believe rejection of the First Union merger will result in: a sale to SunTrust at our higher price, a sale to First Union at a renegotiated higher price, or an even better offer from another bidder. We have attached some recent press reports indicating that, in addition to SunTrust and First Union, other financial institutions - such as Citizens Financial, BB&T and Deutsche Bank - could all emerge as potential bidders for Wachovia if shareholders vote down the First Union merger.

     We see no reason to cut the process short on August 3 and, for that matter, neither does Wachovia CEO Bud Baker. He was recently reported in the press to have stated that if shareholders vote against the merger on August 3, he would continue to talk to First Union "to see if something was missed."

     We have no doubt that Wachovia will be sold. The only question is - will you get the best price for your shares. We strongly believe that a vote "AGAINST" the First Union merger is a vote for getting the best price.

     If you have any questions, or would like to discuss this further, please call me at (404) 588-8323, or Gary Peacock, Director of Investor Relations, at
(404) 230-5392.

                                             Sincerely,

                                             /s/ L. Phillip Humann

                                             L. Phillip Humann
                                             Chairman, President and
                                             Chief Executive Officer

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Even if shareholders reject Wachovia Corp.'s proposed "merger of equals" with
First Union Corp., the banks will not give up their fight to get the deal approved and may ask shareholders to vote again, Wachovia chairman and chief executive, L.M. "Bud" Baker Jr., said yesterday.
                                      * * *
Baker said that the banks' merger agreement would be in force until mid-January, giving them the right to review the deal, and "to see if something was missed" in their efforts to woo shareholders.

                   - The Winston Salem Journal, July 11, 2001

[Note: The non-termination provision of the First Union/Wachovia merger agreement was invalidated by the N.C. Business Court on July 20. Wachovia is now free to enter into merger negotiations with any institution upon defeat of the First Union merger proposal].

Also, at a North Carolina court hearing Thursday, a lawyer for SunTrust quoted Mr. Baker as saying in a deposition that he had been shopping his company around the East Coast over the past year. Among those he talked with were executives at CITIZENS FINANCIAL Group, a $32 billion-asset Providence, R.I., company, the lawyer said.

                      - The American Banker, July 20, 2001

One of the key courtroom revelations that SunTrust used to bolster that view was that Baker on two occasions met with executives of CITIZENS FINANCIAL, a Connecticut-based bank controlled by Royal Bank of Scotland. The talks never led to a deal, but the fact that they existed along with recent conversations with First Union, SunTrust and even BB&T was cast by SunTrust attorneys as evidence that Wachovia management believed a merger - with anybody - to be in the bank's best interest.

             - The Business Journal (Greensboro, NC), July 20, 2001

BB&T, which was recently reported to have kicked the Wachovia tires about the same time as SunTrust and First Union Corp., has also tried to talk deal with Wachovia more than once.

John Allison, the chairman and chief executive at BB&T, proposed merging his company with Wachovia twice during the past year but was turned down both times.

                       - The American Banker, June 8, 2001

According to Der Spiegel, the banking giant [DEUTSCHE BANK] is considering buying 25% of Wachovia, which would give it a controlling interest in Wachovia and a distribution network throughout the Southeast. A full takeover might also be in the works, the magazine said.

                   - The Winston Salem Journal, July 10, 2001



Emphasis in above quotes is added. On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-230-5392).